                                                                     Exhibit 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (amounts in thousands of dollars)

                                   Actual Actual Actual Actual Actual Pro Forma
                                    1994   1995   1996   1997   1998    1998
                                   ------ ------ ------ ------ ------ ---------
Pre-tax income (loss) from
 continuing operations............ $4,029 $4,455 $4,348 $4,365 $  601  $ 4,443
  Rent............................    780  1,043  1,116  1,131  1,630    3,296
  Interest expense................     77    106    722    841  6,519   17,577
                                   ------ ------ ------ ------ ------  -------
Adjusted income................... $4,886 $5,604 $6,186 $6,337 $8,750  $25,316
                                   ====== ====== ====== ====== ======  =======
Fixed Charges:
  Interest expense and
   amortization of debt
   discount/premium............... $   77 $  106 $  722 $  841 $6,519  $17,577
  Rental expense--20% of total....    156    209    223    226    326      659
                                   ------ ------ ------ ------ ------  -------
    Total applicable fixed
     charges...................... $  233 $  315 $  945 $1,067 $6,845  $18,236
                                   ====== ====== ====== ====== ======  =======
Ratio of earnings to fixed
 charges..........................  20.97  17.81   6.54   5.94   1.28     1.39
                                   ====== ====== ====== ====== ======  =======
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